SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________

LOUISIANA-PACIFIC CORPORATION
(Exact name of registrant as specified in charter)
           Delaware                                93-0609074
(State or other jurisdiction of          (IRS Employer Identification No.)
 incorporation or organization)
111 S.W. Fifth Avenue
Portland, Oregon 97204
Telephone (503) 221-0800
(Address and telephone number of principal executive offices)

WILLIAM L. HEBERT
Treasurer
LOUISIANA-PACIFIC CORPORATION
111 S.W. Fifth Avenue
Portland, Oregon  97204
Telephone (503) 221-0800
(Name, address, and telephone number of agent for service)
____________________

Copies to:
Miller, Nash, Wiener, Hager & Carlsen
111 S.W. Fifth Avenue
Portland, Oregon 97204-3699
Attn:  Kenneth W. Hergenhan
(503) 224-5858

____________________

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined in light of market conditions and other factors.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. _____
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. __X__
                            _____________________
                       CALCULATION OF REGISTRATION FEE
=============================================================================

   Title of Each                      Proposed Maximum   Proposed Maximum
Class of Securities    Amount to be    Offering Price       Aggregate          Amount of
  to be Registered     Registered(1)     Per Share(2)    Offering Price(2)  Registration Fee
____________________________________________________________________________________________
Common Stock, $1 par...750,000 shares     $31.8125         $23,859,375          $8,228
value (including
Preferred Stock
Purchase Rights)
============================================================================================

(1) Each share of Common Stock being registered hereby includes one-third of a preferred stock purchase right transferable only with such share.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 based upon the average of the high and low sales prices of the Common Stock on July 28, 1994, as reported in the New York Stock Exchange Composite Transactions.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                        LOUISIANA-PACIFIC CORPORATION


                               750,000 SHARES
                          _________________________

                                COMMON STOCK

                                $1 Par Value
                         __________________________


      This Prospectus covers 750,000 shares (the "Shares") of common stock, $1 par value (the "Common Stock"), of Louisiana-Pacific Corporation ("Company") which may be offered for sale from time to time by the selling stockholders (the "Selling Stockholders") identified under "Selling Stockholders" herein. The Company will receive no part of the proceeds of any such sales. Underwriting discounts and commissions will be paid by the Selling Stockholders. Costs of registration are being borne by the Company.

           See "Plan of Distribution" herein for a description of the manner in which the Shares may be sold.

           The Selling Stockholders and any broker-dealers who may participate in a sale of the Shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions paid or discounts or concessions allowed to any of such broker-dealers by any person, as well as any profits received on the resale of the Shares if any of such broker-dealers should purchase any Shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

           The last reported sale price of Common Stock on the New York Stock Exchange on August ____, 1994, was $______ per share.

                         __________________________


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is August ___, 1994

                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Chicago, Illinois; and 7 World Trade Center, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth
Street, N.W., Washington, D.C. 20549, at prescribed rates.

      Reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

           This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement for further information with respect to the Company and the Shares.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company incorporates herein by reference its annual report on Form 10-K for the year ended December 31, 1993, its quarterly report on Form 10-Q for the quarter ended March 31, 1994, and its current report on Form 8-K dated July 27, 1994, including the description of the Common Stock contained in Exhibit 99 to the current report.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests should be directed to Pamela A. Selis, Director, Corporate Communications, Louisiana-Pacific Corporation, 111 S.W. Fifth Avenue, Portland, Oregon 97204, telephone (503) 221-0800.

                                 THE COMPANY

      The Company is a major forest products company which manufactures lumber, pulp, structural and other panel products, hardwood veneers, windows and doors and cellulose insulation. It operates 129 plants, mills, distribution centers in 27 U.S. states, Mexico and three Canadian provinces and has approximately 13,000 employees.

      The Company's principal executive offices are located at 111 S.W. Fifth Avenue, Portland, Oregon 97204, and its telephone number is (503) 221-0800.

                            SELLING STOCKHOLDERS

      The following table sets forth the name of each Selling Stockholder, the amount of Common Stock owned by such Selling Stockholder at the date of this Prospectus, the number of Shares to be offered by such Selling Stockholder and the amount of Common Stock to be owned by such Selling Stockholder after completion of the offering assuming all the Shares are sold. At the date of this Prospectus, the Selling Stockholders own in the aggregate less than 1% of the outstanding Common Stock.

                              ----------------Shares of Common Stock-----------------

                                                           To Be Owned
                         Presently Owned  To Be Offered   After Offering
                         _______________  _____________   ______________
Jerry M. Long and
  Lois Long                439,121         439,121             0

Bradford H. Crozier         30,189          30,189             0

Peter J. Palmer             92,691          92,691             0

Sidney Carrie and
  Betty Carrie              63,673          63,673             0

Robert L. Maes and
  Carole J. Maes            63,673          63,673             0

Liccardo, Rossi, Sturges
  & McNeil, APLC            37,500          37,500             0

Edward W. Dougherty         23,153          23,153             0


      On July 29, 1994, a subsidiary of the Company merged into Creative Point, Inc., a California corporation ("Creative Point"). As a result of the merger, Creative Point became a wholly owned subsidiary of the Company and the stock of Creative Point outstanding immediately prior to the merger, all of which was held by the Selling Stockholders, was converted into the Shares. Jerry M. Long, Peter J. Palmer and Edward W. Dougherty who served as Chairman and Chief Executive, Vice President, Engineering, and Vice President, Sales, respectively, of Creative Point prior to the merger have continued in such offices since the merger.


                            PLAN OF DISTRIBUTION

      The shares may be offered from time to time by the Selling Stockholders on the New York Stock Exchange or, with the Company's prior consent, on other stock exchanges on which the Common Stock may then be traded or in the over-the-counter market, at prices and at terms then prevailing, or in negotiated transactions or otherwise.


                                MISCELLANEOUS

      No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any of the Shares in any jurisdiction to any person to whom such offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

            Registration fee . . . . . . . . . . . . $   8,228
            Accounting services. . . . . . . . . . .     2,000*
            Legal services . . . . . . . . . . . . .     7,000*
            Miscellaneous. . . . . . . . . . . . . .       772*
                                                     _________
                Total. . . . . . . . . . . . . . . . $  18,000*

______________________
*Estimated

Item 15.  Indemnification of Directors and Officers.

Indemnification

      Section 174 of the Delaware General Corporation Law ("Law") provides that any director against whom a claim shall be successfully asserted under said section for an unlawful payment of a dividend or an unlawful stock purchase or redemption shall be entitled to be subrogated to the rights of the corporation against stockholders who received the dividend on, or assets for the sale or redemption of, their stock with knowledge that the same was unlawful. Said section also provides that any such director shall be entitled to contribution from the other directors who voted for or concurred in the unlawful dividend, stock purchase, or redemption.

           The registrant's certificate of incorporation and bylaws provide that the registrant shall indemnify its officers and directors to the full extent permitted by Section 145 of the Law, as amended from time to time. Said Section 145 authorizes a corporation, under certain conditions, to indemnify each person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), against certain expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative in which he was or is a party or is threatened to be made a party by reason of being or having been such director, officer, employee, or agent. In addition to the indemnification authorized by Section 145 of the Law, the registrant's bylaws provide that the registrant shall indemnify any natural person (not including non-employee lawyers, accountants, actuaries, investment advisers, or arbitrators acting in such capacity) who is or was serving in a fiduciary capacity with respect to one of the registrant's employee benefit or welfare plans or who is or was performing any service or duty on behalf of the registrant with respect to such a plan, against all expenses, judgments, fines, and amounts paid in settlement incurred by such person in connection with any action or proceeding arising out of such service or performance, to the extent such expenses and amounts are insurable but not covered by collectible insurance or otherwise indemnified. Such indemnification shall not be available to any person who participated in or knowingly failed to take appropriate action with respect to any violation of any responsibilities or obligations imposed upon fiduciaries by law, knowing such to be a violation of such responsibilities or obligations.

Insurance

      The registrant maintains directors' and officers' liability insurance under which its officers and directors are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities.

Item 16.  Exhibits.

      The following exhibits are filed herewith:

Exhibit                   Description of Exhibit

  4.A Articles Fourth, Fifth, Seventh, Eighth, Ninth, and Tenth of the registrant's Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3(a) to the registrant's Form 10-Q report for the second quarter of 1993.

  4.B      Article I, Sections 2 and 11 of Article II, Article IV,
           Article VII, and Article X of the registrant's Bylaws.
           Incorporated by reference to Exhibit 3(b) to the registrant's Form 10-Q report for the second quarter of 1993.

  4.C Rights Agreement as Restated as of February 3, 1991, between the registrant and First Chicago Trust Company of New York as Rights Agent. Incorporated by reference to Exhibit 4 to the registrant's Form 8-K report dated as of March 18, 1991.

  5        Opinion of Miller, Nash, Wiener, Hager & Carlsen.

 23.A Consent of Arthur Andersen & Co., independent public accountants.

 23.B      Consent of Miller, Nash, Wiener, Hager & Carlsen
           (included in Exhibit 5).

 24        Power of attorney.

_________________
Other exhibits listed in Item 601 of Regulation S-K are not applicable.

Item 17.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities
           Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.
                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on August 2, 1994.

                               LOUISIANA-PACIFIC CORPORATION
                               (Registrant)


                               By /s/ William L. Hebert

                                  William L. Hebert
                                  Treasurer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 2, 1994, in the capacities indicated.

           Signature                     Title


                     *
/s/ Harry A. Merlo             Chairman, President and Director (Principal
Harry A. Merlo                   Executive Officer)


/s/ William L. Hebert          Treasurer (Principal Financial Officer)
William L. Hebert

                     *
/s/ James F. Ellisor           Controller, Operations (Principal Accounting
James F. Ellisor                 Officer)

                     *
/s/ Pierre S. du Pont IV       Director
Pierre S. du Pont IV

                     *
/s/ James Eisses               Executive Vice President and Director
James Eisses

                     *
/s/ Bonnie Guiton Hill         Director
Bonnie Guiton Hill

                     *
/s/ Donald R. Kayser           Director
Donald R. Kayser

                     *
/s/ Francine I. Neff           Director
Francine I. Neff

                     *
/s/ Ronald L. Paul             Vice President-Operations and Director
Ronald L. Paul

                     *
/s/ Charles E. Yeager          Director
Charles E. Yeager


* By William L. Hebert, as attorney-in-fact for each officer or director after whose name an asterisk appears.